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                                                                    EXHIBIT 23.1


                               [KPMG LETTERHEAD]





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
CIB Marine Bancshares, Inc.

We consent to incorporation by reference in the registration statements (No. 333-85173) and (No. 333-72949) on Form S-8 of CIB Marine Bancshares, Inc. of our report dated February 20, 2002 relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. as of December 31, 2001, and 2000, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of CIB Marine Bancshares, Inc. Our report refers to a change in the method of accounting for derivatives.



                                             KPMG LLP


Milwaukee, Wisconsin
March 29, 2002



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